1 Exhibit 99.2 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of FC-GEN Operations Investment, LLC (FC-GEN) and Skilled Healthcare Group, Inc. (Skilled Healthcare), after giving effect to the Combination and related adjustments described in the accompanying notes. The Combination is accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, FASB Accounting Standards Codification (ASC) 805, provides that in identifying the acquiring entity in a business combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium. Because FC-GEN’s pre-transaction owners hold a 74.25% economic and voting interest in the combined company, FC-GEN is considered to be the acquirer of Skilled Healthcare for accounting purposes. This means that FC- GEN will allocate the purchase price to the fair value of Skilled Healthcare’s assets and liabilities as of the acquisition date, with any excess purchase price recorded as goodwill. The unaudited pro forma condensed combined balance sheet data as of December 31, 2014 gives effect to the Combination as if it occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 give effect to the Combination as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined financial information was prepared in accordance with the SEC’s Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in ASC 805, and reflect the allocation of the preliminary purchase price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Combination had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2014
(in thousands, except share and per share amounts)

	Historical				
	FC-Gen Operations Investment, LLC	Skilled Healthcare Group, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
	For the twelve months ended December 31, 2014	*For the twelve months ended December 31, 2014*			
	(in thousands, except per share amounts)				
Net patient service revenue	$ 4,768,080	$ 830,055	$ -		$ 5,598,135
Leased facility revenue	-	3,201	-		3,201
Operating costs	4,238,526	774,853	-		5,013,379
Lease expense	131,898	-	-		131,898
Depreciation and amortization	193,675	24,322	8,400	a	226,397
Interest Expense, net	442,724	31,240	1,093	b	475,057
Other (income) expense, net	42,764	4,996	-		47,760
Loss before income tax	**(281,507)**	**(2,155)**	**(9,493)**		**(293,155)**
Income tax benefit	(44,022)	(1,248)	(22,742)	c	(68,012)
Loss from continuing operations	**(237,485)**	**(907)**	**13,249**		**(225,143)**
Loss from discontinued operations, net	(14,044)	-	-		(14,044)
Net loss	**(251,529)**	**(907)**	**13,249**		**(239,187)**
Less net loss (income) attributable to noncontrolling interests	(2,456)	-	129,023	d	126,567
Net loss attributable to Genesis HealthCare, Inc.	**$ (253,985)**	**$ (907)**	**$ 142,272**		**$ (112,620)**
Earnings (loss) per share, basic:					
Loss per common share from continuing operations		$ (0.02)			$ (1.10)
Earnings (loss) per share, diluted:					
Loss per common share from continuing operations		$ (0.02)			$ (1.14)
Weighted-average common shares outstanding, basic		38,125	51,145	e	89,270
Weighted-average common shares outstanding, diluted		38,125	115,886	f	154,011

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

2

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2014
(in thousands)

	Historical				
	FC-Gen Operations Investment, LLC *As of December 31, 2014*	Skilled Healthcare Group, Inc. *As of December 31, 2014*	Pro forma adjustments		Pro Forma Combined
		(in thousands)			
Assets:					
Current assets:					
Cash and cash equivalents	$ 87,548	$ 3,629	$ 8,069	g, h	$ 99,246
Accounts Receivable, net	605,830	124,103	-		729,933
Other current assets	202,808	33,651	-		236,459
Total current assets	896,186	161,383	8,069		1,065,638
Long term assets:					
Net plant property and equipment	3,493,250	340,074	251,926	i	4,085,250
Other Long-term assets	409,179	54,857	-		464,036
Deferred charges	-	7,318	17,141	h, i	24,459
Identifiable Intangible Assets	173,112	18,491	(18,491)	i	173,112
Goodwill, net	169,681	68,833	116,583	i	355,097
Total assets	**$ 5,141,408**	**$ 650,956**	**$ 375,228**		**$ 6,167,592**
Liabilities and equity:					
Current liabilities:					
Other current liabilities	$ 660,582	$ 115,292	$ -		$ 775,874
Total current liabilities	660,582	115,292	-		775,874
Other long term debt	525,728	398,389	94,930	g	1,019,047
Capital lease obligations	1,002,762	-	-		1,002,762
Financing obligations	2,911,200	-	-		2,911,200
Total long term debt	4,439,690	398,389	94,930		4,933,009
Other long-term liabilities	498,626	42,016	93,140	i	633,782
Total liabilities	5,598,898	555,697	188,070		6,342,665
Long-term debt, less current portion					
Equity	(459,197)	95,259	187,158	h, i	(176,780)
Total shareholders' equity before noncontrolling interests	(459,197)	95,259	187,158		(176,780)
Noncontrolling interests	1,707	-	-		1,707
Total shareholders' equity	(457,490)	95,259	187,158		(175,073)
Total liabilities and shareholders' equity	**$ 5,141,408**	**$ 650,956**	**$ 375,228**		**$ 6,167,592**

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

3

4 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION 1. Basis of presentation The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of February 2, 2015 (the “Acquisition Date”), the date the transaction closed. The Company will continue to assess its determination of fair value of the assets acquired and liabilities assumed during the measurement period. FC-GEN’s historical results reflect FC-GEN’s audited consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2014 and the audited condensed consolidated balance sheet as of December 31, 2014. Skilled Healthcare’s historical results reflect the audited consolidated statement of income and comprehensive (loss) income for the year ended December 31, 2014 and the audited condensed consolidated balance sheet as of December 31, 2014. 2. Description of the Combination On August 18, 2014, FC-GEN and Skilled Healthcare signed a definitive agreement to combine the two companies. The transaction closed on February 2, 2015. The combined company is now operating under the name Genesis Healthcare, Inc. To effect the Combination, FC-GEN and Skilled Healthcare executed the following steps: • After consolidating some of its corporate subsidiaries, FC-GEN distributed all of the stock of one of its corporate subsidiaries to the owners of FC-GEN. • The owners of FC-GEN exchanged all of the stock in this corporate subsidiary for stock of Skilled Healthcare. • Skilled Healthcare and its newly acquired corporate subsidiaries contributed substantially all assets and liabilities to FC-GEN in exchange for newly created FC-GEN membership units. The following table represents the structure of the combined company upon the closing of the Combination:

5 The Combination was accounted for as a reverse acquisition under the acquisition method of accounting. Because FC-GEN’s pre-transaction owners hold a 74.25% economic and voting interest in the combined company, FC-GEN is considered to be the acquirer of Skilled Healthcare for accounting purposes. The combined results of Skilled Healthcare and FC-GEN are now consolidated with approximately 42% direct noncontrolling economic interest shown as noncontrolling interest in the financial statements of the combined entity. The approximately 42% direct noncontrolling economic interest in FC-GEN held by the current owners of FC- GEN noted above is in the form of membership units and are exchangeable on a one-to-one basis for Company Class A Stock or for cash (at Genesis Healthcare, Inc.’s option). The approximately 42% direct noncontrolling economic interest will continue to decrease as membership units are exchanged for Company Class A Stock. 3. Calculation of Estimated Purchase Consideration The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer, FC-GEN, would have had to issue to the owners of the accounting acquiree, Skilled Healthcare, to give them the same percentage interest in the combined entity. The purchase price is calculated as follows (in thousands, except stock price): Number of Skilled Healthcare shares outstanding 39,318 Skilled Healthcare common stock price $ 8.77 Estimated Purchase Price $ 344,819 For pro forma purposes, the fair value of the Skilled Healthcare common stock used in determining the purchase price was $8.77 per share based on the closing price of Skilled Healthcare common stock on February 2, 2015.

6 Preliminary Purchase Price Allocation Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Skilled Healthcare are recorded at the acquisition date fair values and added to those of FC-GEN. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2014 and have been prepared to illustrate the estimated effect of the Combination. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the Combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below. The following table sets forth the allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Skilled Healthcare, (dollars in thousands): Current and other assets $ 216,240 Property and equipment 592,000 Goodwill 185,416 Total Assets 993,656 Current Liabilities (excluding debt) 102,836 Other long-term liabilities 135,156 Debt 410,845 Total Liabilities 648,837 Net assets acquired $ 344,819 The estimated acquisition date fair values for net property and equipment reflect an increase in the carrying value of Skilled Healthcare’s property and equipment due to the appreciation in the underlying real estate. 4. Pro forma adjustments related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 a. Adjustment to reflect increased depreciation expense related to the step-up in the fair value of buildings acquired. The total estimated step-up in the fair value of buildings was $251.9 million with a remaining useful life of 30 years; resulting in an additional $8.4 million in annual depreciation expense on a pro forma basis. b. Adjustment to reflect interest expense related to the new debt structure in place following the closing of the Combination, as shown in the table below (dollars in thousands): Facility Principal Interest Rate Interest Expense ABL Revolver 312,500 3.54% 11,063 Term Loan 230,672 10.00% 23,067 Real Estate Bridge Loan 360,000 9.80% 35,280 Other 146,500 4.05% 5,933 Amortization of deferred financing fees 9,123 84,466 Less: Historical interest expense related to debt instruments 83,373 Pro forma adjustment to interest expense related to debt instruments $ 1,093 Each 1/8% increase in the applicable interest rate on variable rate debt would result in a $1.3 million increase in annual interest expense. c. Adjustment to eliminate the historical income tax benefit of Skilled Healthcare and FC-GEN and to record the

7 income tax provision (benefit) of the combined entities on a pro forma basis using a pro forma effective tax rate for the respective period. However, the effective tax rate of the combined company could be different depending on post-Combination activities. d. Adjustment to recognize direct noncontrolling interest. Amount is equal to 42% of the pro forma profit before income tax. The approximately 42% direct noncontrolling interest is in the form of membership units that are exchangeable on a one-to-one basis for Company Class A Stock. The approximately 42% direct noncontrolling interest will continue to decrease as membership units are exchanged for Company Class A Stock. e. Adjustment is to reflect the additional shares we expect to issue upon closing of the Combination. f. Adjustment is to reflect the dilutive impact of the membership units that are exchangeable on a one-to-one basis for Company Class A Stock or for cash. 5. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet as of December 31, 2014 g. In conjunction with the Combination, we expect to obtain new financing in the amount of $418.0 million and to payoff $323.1 million of existing financing of Skilled Healthcare and FC-GEN for net proceeds of $94.9 million. h. In conjunction with the Combination, we expect to incur $86.9 million in transaction-related costs, in addition to $23.3 million of costs that were already expensed in 2014 and are included in the historical results of FC- GEN and Skilled Healthcare. Of the costs expected to be incurred, $24.5 million are expected to be capitalized as deferred financing fees and will be amortized over the life of the related facility using the effective interest method. The other $62.4 million will be expensed as incurred. i. As FC-GEN was deemed the accounting acquirer, we will be required to perform the purchase price allocation related to the fair value of the assets and liabilities of Skilled Healthcare on the consummation of the Combination. For purposes of the unaudited pro forma condensed balance sheet as of December 31, 2014 we assumed a fair value of Skilled Healthcare of $344.8 million for purposes of the purchase price allocation which was equal to the market capitalization on such date. These pro forma adjustments eliminate the historical equity of $95.3 million, intangibles of $18.5 million, goodwill of $68.8 million and deferred financing fees of $7.3 million of Skilled Healthcare and recognize the step-up in the fair value of Skilled Healthcare property and equipment of $251.9 million and the related deferred tax liability of $93.1 million, and recognize $185.4 million of goodwill.